MICHELA A. ENGLISH

Consent to Reference in Registration Statement

July 12, 2024

In connection with the Registration Statement on Form N-2 of Gladstone Alternative Income Fund (the “Fund”), filed on or about July 12, 2024, I consent to being named and described in the Registration Statement and in any and all amendments or supplements thereto as a person to be appointed trustee of the Fund. I also consent to the filing of this consent with such Registration Statement and any amendment or supplement thereto.

By:	/s/ Michela A. English
Name:	Michela A. English